Exhibit 99.1
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888	NEWS
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
	Tel: (856) 256-3311	E-mail: rremick@ktron.com

K-TRON REPORTS BEST THIRD QUARTER AND FIRST NINE MONTHS
IN ITS HISTORY, WITH RECORD REVENUES, NET INCOME
AND EARNINGS PER SHARE IN BOTH PERIODS

Pitman, New Jersey  - - November 6, 2007 - -  K-Tron International, Inc. (NASDAQ-GM: KTII) today reported the best third quarter and first nine months in its history, with record revenues, net income and earnings per share in both periods. Third quarter 2007 net income was $4.930 million, 80.1 percent higher than the $2.738 million reported in the third quarter of 2006, on a 38.1 percent increase in year-over-year third quarter revenues from $34.886 million to $48.172 million.  Diluted earnings per share rose 77.3 percent to $1.72 in this year’s third quarter from $0.97 in the same period last year.

For the first nine months of 2007, K-Tron reported net income of $15.062 million, diluted earnings per share of $5.28 and revenues of $142.62 million, compared to net income of $8.411 million, EPS of $3.01 (diluted) and revenues of $103.76 million in the first nine months of 2006. The percentage increases in 2007 versus the prior year were 79.1 percent for net income, 75.4 percent for EPS (diluted) and 37.5 percent for revenues.  The first nine months of 2007 included a tax benefit of $410 thousand, or $0.14 per share (diluted), due to the finalization in the second quarter of 2007 of a Swiss tax audit for the years 2004 and 2005. Without that benefit, diluted earnings per share for the first nine months would have been $5.14.

In its announcement, the Company noted that if the average foreign currency exchange rates for the third quarter and first nine months of 2006 were applied to the same periods of 2007, the Company’s revenues would have increased approximately 36.4 percent for the third quarter instead of 38.1 percent and 35.6 percent for the first nine months instead of 37.5 percent, primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s third quarter and first nine months compared to the same periods last year.

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron posted the best third quarter and first nine months in its history, with revenues, net income and earnings per share all setting records for both periods.  While most of our businesses have produced impressive results this year, we have particularly benefited from the exceptional performances of our Process Group in Europe, the Middle East and Asia and of our Gundlach business which we acquired in March 2006.  Furthermore, our backlog of $62.530 million at the end of the third quarter was a record for any quarter-end and positions us well for the rest of this year and the first quarter of 2008.”  In addition, Mr. Cloues indicated that the results for the third quarter included two weeks of operations of Rader Companies, Inc., which was acquired on September 14, 2007.

Mr. Cloues also highlighted a $9.951 million third quarter improvement in cash, which grew from $16.723 million at the end of the second quarter to $26.674 million at the end of the third quarter. At the same time, total debt increased by $12.907 million in the third quarter to $40.888 million at the end of the quarter, primarily as the result of an $18.545 million borrowing in connection with the Rader acquisition partially offset by $5.638 million in debt repayments during the quarter.  Consequently, despite the $18.545 million borrowed to acquire Rader and fund certain Rader obligations, net debt (debt minus cash) rose by only $2.956 million during the third quarter to $14.214 million at the end of the quarter, reflecting the Company’s strong cash flow during the period.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and the People’s Republic of China, and its equipment is sold throughout the world.

*   *   *   *   *

 (Financial Data Follows)

K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenues	$48,172	$34,886	$142,622	$103,761
Operating income	$7,479	$4,324	$22,547	$13,376
Interest (expense), net	(363)	(153)	(1,263)	(519)
Income before income taxes	7,116	4,171	21,284	12,857
Income taxes	2,186	1,433	6,222	4,446
Net income	$4,930	$2,738	$15,062	$8,411
Basic earnings per share	$1.83	$1.05	$5.62	$3.24
Diluted earnings per share	$1.72	$0.97	$5.28	$3.01
Weighted average number of common shares outstanding (basic)	2,696,000	2,612,000	2,681,000	2,595,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,872,000	2,820,000	2,854,000	2,793,000